Prospect Provides Acquisition and Growth Financing to ESA Environmental

NEW YORK, NY -- 04/12/2007 -- Prospect Energy Corporation (NASDAQ: PSEC) ("Prospect") announced today that it has provided acquisition and growth financing of approximately $12.2 million to ESA Environmental Specialists, Inc. ("ESA"), located in Charlotte, North Carolina.

Founded in 1995, ESA is a construction, engineering, and environmental services firm headquartered in Charlotte, with additional offices in Florida, Pennsylvania, Virginia, and Texas, providing energy-related and other services primarily to the U.S. Government. ESA focuses its primary service offerings on all agencies and departments of the U.S. Navy, Air Force, Army, Marines, Veterans Administration, Drug Enforcement Agency, Department of Labor, Park Service, and Department of Justice. ESA maintains designations and certifications secured under Small Business Administration programs that include recognition of ESA as an 8(a) firm, a Service Connected Disabled Veteran Owned business, a HUBZone business, a Native American Owned and Small Disadvantaged business, and a Veteran Owned business. As part of Prospect's funding, ESA has acquired The Healing Staff ("THS"), a contractor focused primarily on providing outsourced medical staffing solutions to federal government agencies.

ESA has utilized Prospect's financing for growth working capital, the THS acquisition, and repayment of existing debt. Prospect's investment is in the form of a senior secured debt instrument with a first lien on all assets of ESA, including receivables and real estate. Prospect has received a significant equity ownership in ESA as part of its investment.

"The Prospect team impressed us with its knowledge of energy, environmental and construction businesses, and we look forward to Prospect's support as we continue our rapid growth," said Charles Cole, CEO of ESA.

"We are impressed with ESA's momentum, and we believe the management team can continue to drive the business to the next level with Prospect's financial support," said Eric Klaussmann, an investment professional with Prospect Capital Management.

ABOUT PROSPECT ENERGY CORPORATION

Prospect Energy Corporation (www.prospectenergy.com) is a closed-end investment company that lends to and invests in energy-related businesses. Prospect Energy's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Energy has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Energy could have a material adverse effect on Prospect Energy and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577